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                                                                   EXHIBIT 10.99

                   LOAN UNDERWRITING AND PROCESSING AGREEMENT

      This Loan Underwriting and Processing Agreement (this "Agreement") is made as of June 12, 2002 (the "Effective Date") by and between RICHLAND STATE BANK, a South Dakota state bank whose address is 501 Jay Street, Bruce, South Dakota 57220 (the "Bank") and the COLLEGE FUND LIFE DIVISION of THE MEGA LIFE AND HEALTH INSURANCE COMPANY, an Oklahoma corporation ("CFLD").

                                    RECITALS:

      A. The Bank proposes to make student loans to various students proposed to the Bank in connection with the College Fund Life Division's Student Loan Program.

      B. CFLD desires to assist the Bank in underwriting and processing such student loans which the Bank plans to sell and transfer to UICI Funding Corp. 2 ("UFC2"), pursuant to that certain Loan Origination and Purchase Agreement made as of the Effective Date between the Bank, UFC2 and UICI (the "UFC2 Agreement").

      C. The Bank and CFLD desire to enter into this Agreement to provide for the underwriting and processing of such student loans by CFLD as a third party independent contractor to the Bank.

                                    AGREEMENT

      In consideration of the foregoing Recitals, the following mutual and respective covenants and agreements of the parties, and for other valuable consideration, the parties agree as follows:

      1. Engagement by Bank. The Bank hereby engages CFLD to underwrite, review, process, and provide information to the Bank to permit the Bank to approve or disapprove prospective student loans (the "Loans"). CFLD is directed to obtain all underwriting materials and information, and CFLD will underwrite and process such loan applications and underwriting information and material in conjunction with the "Underwriting Criteria" mutually adopted by the Bank, CFLD and UFC2. The legal relationship between the Bank and CFLD shall be solely and exclusively that of an independent contractor as it pertains to this Agreement.

      2. Covenants of CFLD. CFLD agrees to undertake the following acts and conduct as an independent third party contractor of the Bank:

            (a) Underwriting and Processing. CFLD will review all underwriting information and materials in conjunction with the underwriting Criteria. Based upon such review, CFLD will either recommend approval or disapproval of each prospective Loan to the Bank.

            (b) Truth-in-Lending Disclosure. As to all prospective Loans which CFLD recommends the Bank to approve, CFLD will prepare and forward to the appropriate student to whom a Loan is made, a Truth-in-Lending Disclosure Statement, generally in the form agreed upon by the Bank and UFC2 and provided to CFLD. CFLD and the Bank will also mutually agree on the form for denial of prospective Loans. CFLD will

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      issue Loan denial letters in the approved form to all denied Loan applicants. CFLD will provide the Bank with copies of such denials upon request.

            (c) Loan Disbursements. CFLD will prepare checks for disbursement from the Bank's student loan disbursement account and prepare electronic funds transfers to institutions requesting that form of disbursement to the extent funds are available in the Deposit Account pursuant to the UFC2 Agreement. CFLD will notify the Bank and UFC2 of amounts funded, fees charged and net disbursements to the student borrowers. Subject to UFC2's compliance with the Deposit Requirement as provided in the UFC2 Agreement, CFLD may also disburse the Underwriting Fee (as defined in Section 3) to itself and the insurance premium payable to UFC2.

            (d) Servicing. CFLD will service loans throughout the disbursement period and for up to 90 days after full disbursement, at which time the Loans will be transferred to the third-party servicer designated by UFC2.

            (e) Further Cooperation. CFLD further agrees to reasonably cooperate and assist both the Bank and UFC2 in connection with the underwriting, processing, review, approval or disapproval of loans, the records and documents of CFLD concerning the funding and origination of the Loans, and any proposed changes to the Underwriting Criteria.

      3. Compensation to CFLD. The parties understand that CFLD's compensation for services under this Agreement will be in the form of an underwriting and processing fee (the "Underwriting Fee"), in an amount as set forth in the table below:

 TYPE OF LOAN                                            UNDERWRITING FEE
                                                  (EXPRESSED AS A % OF PRINCIPAL
                                                               AMOUNT)
Fixed Rate.....................................            1.00% (100 bps)

Variable Rate..................................            2.50% (250 bps)

CFLD will collect the Underwriting Fee out of proceeds of the Loans. Except for collection of the Underwriting Fee pursuant to this Agreement, CFLD will not look to the Bank for any compensation in connection with this Agreement.

      4. Bank Audit Reports. The Bank may audit the performance of this Agreement by CFLD at any time at the Bank's expense during normal business hours. The Bank will provide CFLD with at least 24 hours of advance notice prior to conducting such audit activities.

      5. Term of Agreement. This Agreement will remain in effect for one year from the Effective Date, and will automatically renew for additional periods of one year until terminated by either party. If either party materially breaches this Agreement, it may be terminated for cause upon 30 days' prior written notice, pending cure of any such default through the exercise of all reasonable diligence by the defaulting party.

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      6. Binding Effect. This Agreement shall inure to the benefit of and be legally binding upon the Bank and CFLD, their respective representatives, successors and permitted assigns. The benefits of this Agreement may not be assigned to, nor the duties under this Agreement delegated to, any third party without the prior written consent of the other party, which shall not be unreasonably withheld.

      7. Counterparts. This Agreement may be executed and delivered by the parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument. Signatures transmitted by electronic facsimile shall be effective to bind all parties, provided that original signed counterparts shall be circulated among the parties reasonably promptly after transmission of such signature pages by facsimile.

      The Bank and CFLD have executed this Agreement on the dates set forth below, to be effective as of the Effective Date first defined above.

                                           "BANK"

                                           RICHLAND STATE BANK, a South Dakota
                                           state bank

Date: 8/8/02                               By: /s/ Eldon V. Eighmy
                                               -----------------------------
                                               Eldon V. Eighmy
                                               President and Chief Executive
                                               Officer

                                           "CFLD"

                                           THE MEGA LIFE AND HEALTH
                                           INSURANCE COMPANY, an Oklahoma
                                           corporation

Date: 8/7/02                               By: /s/ Paula Padgett
                                               -----------------------------
                                               Paula Padgett, Vice President

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